May 15, 2009

Presentation to the Special Committee of:

Confidential

pomeroy
IT Solutions

Regarding Project SKYLINE

<u>Conference Call</u>
Dial In: **[redacted]**
Passcode: ***[redacted]***

Houlihan Lokey Howard & Zukin

www.hlhz.com U.S. 800.788.5300 U.K. +44 (0)20.7839.3355

Los Angeles New York Chicago San Francisco Atlanta Minneapolis Dallas Washington, D.C. London Paris Frankfurt

Discussion Topics & Next Steps

Friday May 15, 2009 9:00 a.m. Pacific (12:00 p.m. Eastern)

Conference Call
Dial In: **[redacted]**
Passcode: ***[redacted]***

Agenda Topics

- Update on Accounting Review
- Review revised proposals
  - **[redacted]**
  - **[redacted]**
  - **[redacted]**
- Discuss Next Steps & Communications to Interested Parties
- Logistics for Board Meeting (5/18)

Cash & Working Capital Analysis

Cash & Accounts Receivable Analysis [1]

Cash, Invesments & Customer A/R	
Minimum	106,299,428
Maximum	114,412,447
Average	108,921,436
Median	107,705,312

Working Capital	
June	111,118,835
July	67,712,556
August	65,431,629
September	65,533,384
October	

Latest [redacted] Proposal
Combined Cash, Investments & Customer A/R
$95 Million

(1) *Data Per Management*